Exhibit 99.1

Contact:	Mark D. Boehmer
VP & Treasurer
(336) 861- 3603

FOR IMMEDIATE RELEASE

SEALY REPORTS CONTINUED STRONG INCREASE IN SALES AND EARNINGS

ARCHDALE, North Carolina (October 12, 2005) – Sealy Mattress Corporation, the world’s largest manufacturer of bedding products, today announced results for the fiscal third quarter ending August 28, 2005.

For the quarter, Sealy reported net sales of $390.0 million, an increase of 9.2% from $357.3 million for the same period a year ago. Gross profit was $175.9 million or 45.1% of sales as compared with $163.3 million or 45.7% a year earlier. Net income was $27.6 million or 7.1% of sales, as compared to a net income of $20.4 million or 5.7% of sales a year earlier. For the quarter, Adjusted EBITDA, as defined in the credit agreement governing our senior secured credit facilities, was $67.2 million compared with $60.3 million a year earlier, an increase of 11.4%. Sealy’s debt, net of cash, at the end of the quarter was $899.5 million, down $27.6 million from the end of its second quarter.

For the nine months ending August 28, 2005, Sealy reported net sales of $1,104.9 million, an increase of 11.4% from the same period a year ago. Gross profit was $492.1 million year-to-date, or 44.5% of sales, as compared with $434.5 million, or 43.8% from the same period a year ago. Net income year-to-date was $57.1 million as compared with a net loss of $50.5 million which included a charge of $89.9 million net of tax, related to the recapitalization. Year-to-date Adjusted EBITDA was $182.9 million as compared with $151.8 million a year ago, an increase of 20.5%. Please see the attached tables below for a reconciliation of EBITDA and Adjusted EBITDA to net income and cash flow from operations.

“We are pleased with our overall results,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer. “These results were driven by continued strong consumer demand for our brands both domestically and internationally, improvements in the sales mix of our products, strong productivity improvements in our domestic plants, and our ongoing company wide cost reduction initiatives.”

Subsequent to the end of the third quarter Sealy announced that as a result of a shortage of TDI, the petrochemical used in the production of polyurethane foam, temporary disruptions in its manufacturing production schedules may occur. According to McIlquham “the recent hurricanes in the Gulf Coast caused extensive damage to petrochemical processing facilities which have resulted in a temporary foam shortage that is affecting North America furniture and mattress manufacturers.” To address this, Sealy has been

•                  Working with suppliers, customers and its entire manufacturing system to minimize the disruption to its business;

•                  Leveraging its extensive global business relationships to source foam product from its partners; and

•                  Refocusing its North American operations to most effectively produce orders for customers.

Sealy intends to continue to produce and ship all Sealy Posturepedic, Stearns & Foster, TrueForm and Reflexion brand orders on a normal order cycle.  However, spot foam supply shortages in specific plants may disrupt daily or weekly production schedules for the near future.

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Sealy is the largest bedding manufacturer in the world with sales of $1.3 billion in 2004. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy ®, Sealy Posturepedic ®, Stearns & Foster ®, and Bassett ® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Sealy employs more than 6,000 individuals, has 29 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

Sealy also announced its quarterly conference call for Friday, October 14th at 12:30 pm EST.  The dial-in number is: (800) 611-1147 (Domestic), (612) 332-0932 (International).

Sealy Mattress Corporation was formed on March 31, 2004 as a wholly-owned subsidiary of Sealy Corporation and, on April 6, 2004, Sealy Corporation contributed the equity of Sealy Mattress Company to Sealy Mattress Corporation.  For purposes of this press release, all financial and other information herein relating to periods prior to April 6, 2004, is that of Sealy Corporation and its consolidated subsidiaries, as the predecessor accounting entity to Sealy Mattress Corporation.

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SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Quarter Ended August 28, 2005	Quarter Ended August 29, 2004
Net sales	$390,026	$357,263

Costs and expenses:
Cost of goods sold	214,081	193,945

Gross profit	175,945	163,318
Selling, general and administrative	117,905	119,885
Recapitalization expense	—	394
Amortization of intangibles	122	297
Royalty income, net	(3,603)	(3,875)

Income from operations	61,521	46,617
Interest expense	17,286	17,324
Other (income) expense, net	(70)	(102)

Income before income tax expense	44,305	29,395
Income tax expense	16,752	9,003

Net income	$27,553	$20,392

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Operations

(in thousands)

(unaudited)

	Nine Months Ended August 28, 2005	Nine Months Ended August 29, 2004
Net sales—Non-affiliates	$1,104,939	$984,985
Net sales—Affiliates	—	7,030

Total net sales	1,104,939	992,015
Costs and expenses:
Cost of goods sold-Non—affiliates	612,831	553,448
Cost of goods sold—Affiliates	—	4,035

Total cost of goods sold	612,831	557,483

Gross profit	492,108	434,532
Selling, general and administrative	336,698	327,258
Recapitalization expense	—	133,134
Amortization of intangibles	409	887
Royalty income, net	(9,947)	(10,578)

Income (loss) from operations	164,948	(16,169)
Interest expense	53,490	51,182
Other (income) expense, net	6,020	(844)

Income (loss) before income tax expense	105,438	(66,507)
Income tax expense (benefit)	48,371	(16,002)

Net income (loss)	$57,067	$(50,505)

SEALY MATTRESS CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	August 28, 2005	November 28, 2004
ASSETS
Current assets:
Cash and cash equivalents	$28,011	$22,779
Accounts receivable, net of allowances for bad debts, cash discounts and returns	198,367	172,829
Inventories	54,462	51,923
Assets held for sale	1,405	8,983
Deferred income taxes	10,678	23,898
Prepaid expenses and other current assets	11,784	18,713

	304,707	299,125
Property, plant and equipment, at cost	325,006	309,919
Less: accumulated depreciation	(157,956)	(145,740)

	167,050	164,179
Other assets:
Goodwill	384,986	387,508
Other intangibles, net	4,403	4,555
Debt issuance costs, net, and other assets	35,230	41,910

	424,619	433,973

	$896,376	$897,277

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term obligations	$10,779	$8,542
Accounts payable	104,701	96,566
Accrued interest	10,658	27,366
Accrued incentives and advertising	37,759	35,829
Accrued compensation	38,234	37,142
Other accrued expenses	42,132	49,795

	244,263	255,240

Due to Parent Company	7,089	3,376
Long-term obligations, net	916,707	965,795
Other noncurrent liabilities	43,430	45,774
Deferred income taxes	14,375	10,835
Commitments and contingencies	—	—
Stockholders’ deficit:
Common stock	—	—
Additional paid-in capital	458,620	458,620
Accumulated deficit	(791,091)	(848,158)
Accumulated other comprehensive income	2,983	5,795

	(329,488)	(383,743)

	$896,376	$897,277

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended August 28, 2005	Nine Months Ended August 29, 2004
Net cash provided by (used in) operating activities	$63,801	$(19,404)

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(19,756)	(18,718)
Cash received from affiliate note and investment	—	13,573
Proceeds from the sale of property, plant and equipment	9,800	1,499

Net cash used in investing activities	(9,956)	(3,646)

Cash flows from financing activities:
Cash flows associated with financing of the recapitalization:
Proceeds from issuance of common stock	—	436,050
Treasury stock repurchase	—	(748,141)
Proceeds from the issuance of new long-term debt	—	1,050,000
Repayment of existing long-term debt	—	(737,128)
Debt issuance costs	—	(36,403)
Repayments of senior secured term loan	(60,000)	(25,000)
Net borrowings under revolving credit facilities	4,802	—
Other borrowings	7,069	1,707
Equity contributions from exercise of stock options	—	63
Other	(57)	(500)

Net cash used in financing activities	(48,186)	(59,352)

Effect of exchange rate changes on cash	(427)	(36)
Change in cash and cash equivalents	5,232	(82,438)
Cash and cash equivalents:
Beginning of period	22,779	101,100

End of period	$28,011	$18,662

Our long-term obligations contain various financial tests and covenants. The senior secured credit facilities require us to meet a minimum interest coverage ratio and a maximum leverage ratio. The indenture governing the senior subordinated notes also requires us to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions. We are currently in compliance with all debt covenants. The specific covenants and related definitions can be found in the applicable debt agreements, each of which has been previously filed with the Securities and Exchange Commission.

Certain covenants contained in the senior secured credit facilities and senior subordinated notes are based on what we refer to herein as ‘‘Adjusted EBITDA.’’ In those agreements, EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance. Adjusted EBITDA is presented herein as it is a material component of these covenants. For instance, the indenture governing the senior subordinated notes and the agreement governing the senior secured credit facilities of Sealy Mattress Company (“SMC”) each contain financial covenant ratios, specifically leverage and interest coverage ratios, that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in SMC’s senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indenture governing the senior subordinated notes would prohibit SMC and its subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. In addition, under the restricted payment covenants contained in the indenture governing the senior subordinated notes, the ability of SMC to pay dividends is restricted by formula based on the amount of Adjusted EBITDA. While the determination of ‘‘unusual items’’ is subject to interpretation and requires judgment, we believe the adjustments listed below are in accordance with the covenants discussed above.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of operating cash flows available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA:

	Three months ended		Nine months ended
	August 28, 2005	August 29, 2004	August 28, 2005	August 29, 2004
Net Income (loss)	$27.5	$20.4	$57.1	$(50.5)
Interest cost	17.3	17.3	53.5	51.2
Income taxes	16.8	9.0	48.4	(16.0)
Depreciation and amortization	5.7	6.1	16.4	18.3

EBITDA	$67.3	$52.8	$175.4	$3.0
Recapitalization expenses	—	0.4	—	133.1
Management fees to primary owner	0.5	0.2	1.5	1.2
Unusual and nonrecurring losses:
Post-closing residual plant costs	(1.3)	2.7	(0.5)	4.8
Bank refinancing charge	—	—	6.2	—
Bonus to option holders related to parent company financing transaction	—	4.0	—	4.0
Other (various)	0.7	0.2	0.3	5.7

Adjusted EBITDA	$67.2	$60.3	$182.9	$151.8

Adjusted EBITDA for the trailing twelve month period ended August 28, 2005 used in our covenant calculations to determine compliance, was $231.0 million.

The following table sets forth a reconciliation of EBITDA to cash flow from operations:

	Three months ended		Nine months ended
	August 28, 2005	August 29, 2004	August 28, 2005	August 29, 2004
Net Income (loss)	$27.5	$20.4	$57.1	$(50.5)
Interest cost	17.3	17.3	53.5	51.2
Income taxes	16.8	9.0	48.4	(16.0)
Depreciation and amortization	5.7	6.1	16.4	18.3

EBITDA	$67.3	$52.8	$175.4	$3.0
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(17.3)	(17.3)	(53.5)	(51.2)
Income taxes	(16.8)	(9.0)	(48.4)	16.0
Non-cash charges against (credits to) net income	0.5	(4.6)	24.5	36.6
Changes in operating assets & liabilities.	(4.6)	3.8	(34.2)	(23.8)

Cash flow from operations	$29.1	$25.7	$63.8	$(19.4)